As filed with the Securities and Exchange Commission on November 26, 1997
                                                Registration No. 333-



                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549


                                      FORM S-8
                               REGISTRATION STATEMENT
                                        UNDER
                             THE SECURITIES ACT OF 1933


      Incorporated          AMERICAN ANNUITY GROUP, INC.       I.R.S. Employer
     Under the Laws             250 EAST FIFTH STREET         Identification No.
      of Delaware              CINCINNATI, OHIO  45202            06-1356481
                                   (513) 333-5300


                            AMERICAN ANNUITY GROUP, INC.

                                   1997 BONUS PLAN


                               Mark F. Muething, Esq.
                               Senior Vice President,
                            General Counsel and Secretary
                            American Annuity Group, Inc.
                               Cincinnati, Ohio  45202
                                   (513) 333-5300
                                 (Agent for Service)

                           CALCULATION OF REGISTRATION FEE


                                        Proposed       Proposed
                                        Maximum        Maximum
        Title of          Amount        Offering      Aggregate       Amount of
       Securities         To Be          Price         Offering     Registration
    To Be Registered  Registered(1)   Per Share(2)     Price(2)        Fee(3)


    Common Stock,        100,000          $21.81      $2,181,000        $661
    par                   Shares
    value $1.00 per
    share



   (1) This Registration Statement is filed for up to 100,000 shares issuable pursuant to the American Annuity Group, Inc. 1997 Bonus Plan.

   (2)    Estimated solely for purposes of calculating registration fee.

   (3) Registration fee has been calculated pursuant to Rule 457(h) based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on November 21, 1997 of $21.81 per share.

                                       PART II

                  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

          Item 3.   Incorporation of Documents by Reference

               The following documents filed by American Annuity Group, Inc. (the "Company") with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

               1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996.

               2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997.

               3. The description of the Company's Common Stock contained in the Registration Statement on Form 10 filed on May 22, 1987 under the Securities Exchange Act of 1934.

               All reports and other documents filed by the Company pursu-ant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all Common Stock offered has been sold or which deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Registra-tion Statement and to be a part hereof from the date of filing such documents.


          Item 4.   Description of Securities

               Not applicable.


          Item 5.   Interests of Named Experts and Counsel

               The legality of the Common Stock offered hereby will be passed upon for the Company by Mark F. Muething, Esq., Senior Vice President, General Counsel and Secretary of the Company. Mr. Muething beneficially owns 29,612 shares of the Company's Common Stock.


          Item 6.   Indemnification of Directors and Officers

               Section 145 of the Delaware General Corporation Law ("DGCL") provides generally and in pertinent part that a Delaware corpora-tion may indemnify its directors and officers against expenses, judgments, fines, and settlements actually and reasonably in-curred by them in connection with any civil suit or action, except actions by or in the right of the corporation, or any administrative or investigative proceeding if, in connection with the matters in issue, they acted in good faith and in a manner they reasonably believe to be in, or not opposed to, the best interest of the corporation, and in connection with any criminal suit or proceeding, if in connection with the matters in issue, they had no reasonable cause to believe their conduct was unlaw-ful. Section 145 further provides that, in connection with the defense or settlement of any action by or in the right of the corporation, a Delaware corporation may indemnify its directors and officers against expenses actually and reasonably incurred by them if, in connection with the matters in issue, they acted in good faith, in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and without negligence or misconduct in the performance of their duties to the corporation. Section 145 further permits a Delaware corpora-tion to grant its directors and officers additional rights of indemnification through by-law provisions and otherwise.

               Article VII of the Registrant's By-laws provides for indem-nification of directors and officers similar to that provided in
          Section 145 of DGCL.

               Reference is made to Section 102(b)(7) of the DGCL, which enables a corporation in its original certificate of incorpora-tion or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director's fiducia-ry duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional miscon-duct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit. Article Ninth of the Registrant's Certificate of Incorporation eliminates the liability of direc-tors to the extent permitted by Section 102(b)(7) of the DGCL.

               The Registrant also maintains directors' and officers' reimbursement and liability insurance and has entered into agreements with its directors and officers providing for indemni-fication in certain events.


          Item 7.   Exemption from Registration Claimed

               Not applicable.


          Item 8.   Exhibits

                5   Opinion of Mark F. Muething, Esq.

               10   American Annuity Group, Inc. 1997 Bonus Plan

               23.1 Consent of Mark F. Muething, Esq. (contained on
                    Exhibit 5).

               23.2 Consent of Independent Auditors.

               24   Power of Attorney (contained on the signature page).


          Item 9.   Undertakings

               9.1 The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               1.   to include any prospectus required by Section
                    10(a)(3) of the Securities Act of 1933;

               2. to reflect in the prospectus any facts or events arising after the effective date of the Registra-tion Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration State-ment. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimat-ed maximum offering range may be reflected in the form of prospectus filed with the Commission pur-suant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registra-tion Fee" table in the effective registration statement.

               3. to include any material information with respect to the plan of distribution not previously dis-closed in the Registration Statement or any mate-rial change to such information in the Registra-tion Statement;

          Provided, however, that paragraphs (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Ex-change Act of 1934 that are incorporated by reference in the registration statement.

               9.2 The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               9.3 The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               9.4 The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               9.5 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Regis-trant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cincinnati, Ohio, on November 25, 1997.

                                             AMERICAN ANNUITY GROUP, INC.


                                             By:Carl H. Lindner
                                                Chairman of the Board and
                                                Chief Executive Officer

               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Persons whose names are marked with an asterisk (*) below hereby desig-nate Mark F. Muething or William J. Maney as their attorney-in-fact to sign all amendments, including any post-effective amend-ments, to this Registration Statement.

                Signature              Capacity                Date


           *Carl H. Lindner      Chairman of the Board  November 25, 1997
                                 and Chief Executive
                                 Officer (Principal
                                 Executive Officer)



           *S. Craig Lindner     Director               November 25, 1997




           *Robert A. Adams      Director               November 25, 1997




           *A. Leon Fergenson    Director               November 25, 1997




           *Ronald G. Joseph     Director               November 25, 1997




           *John T. Lawrence III Director               November 25, 1997




           *William R. Martin    Director               November 25, 1997




           *William J. Maney     Senior Vice            November 25, 1997
                                 President, Treasurer
                                 and Chief Financial
                                 Officer (Principal
                                 Accounting Officer
                                 and Principal
                                 Financial Officer)